HUDBAY MINERALS INC.
THIRD AMENDED AND RESTATED LONG TERM EQUITY PLAN

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1     For the purposes of this Plan, unless such word or term is otherwise defined herein or the context in which such word or term is used herein otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the following meanings:

A.	“Act” means the Canada Business Corporations Act, or its successor, as amended, from time to time;

B.

“Affiliate” means any person or corporation that is an affiliate of the Corporation as defined in National Instrument 45-106 – Prospectus and Registration Exemptions, as may be amended from time to time;

C.	“Associate” means any person or corporation that is an associate of the Corporation, as defined in the Securities Act (Ontario), as may be amended from time to time;

D.

“Blackout Period” means the period during which designated insiders and employees of the Corporation cannot trade Shares pursuant to the Corporation’s policy respecting restrictions on designated insider and employee trading that is in effect at that time (which, for greater certainty, does not include the period during which a cease trade order is in effect to which the Corporation or in respect of an insider, that insider, is subject, unless during such period the Corporation’s said policy respecting restrictions on trading is also in effect);

E.

“Board” means the Board of Directors of the Corporation or if established and duly authorized to act for the purposes of this Plan, a committee of the Board of Directors of the Corporation appointed for such purpose by the Board of Directors of the Corporation;

F.	“Cash Equivalent” means the amount equal to the number of Share Units multiplied by the Market Price as of the Entitlement Date.

G.	“Change of Control” means the occurrence of any one or more of the following events:

(i)

a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the persons who beneficially own the outstanding Shares immediately prior to the completion of the transaction beneficially own less than 50% of the outstanding shares the Corporation or its successor after completion of the transaction;

(ii)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(iii)

(A) any person or any group of persons who are or are deemed to be acting jointly or in concert for the purposes of Multilateral Instrument 62-104 – Take-over Bids and Issuer Bids, as may be amended from time to time, (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or Associates and/or Affiliates of the Acquiror to cast or to direct the casting of 30% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation (regardless of whether a meeting has been called to elect directors); and (B) as a result of such acquisition of control, directors of the Corporation holding such office immediately prior to such acquisition of control shall not constitute a majority of the Board;

As in effect: May 2016

(iv)

as a result of or in connection with: (A) a contested election of directors, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(v)	the Board adopts a resolution to the effect that a change of control has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities;

H.	“Corporation” means HudBay Minerals Inc., a corporation existing under the Act, and includes any successor corporation thereof;

I.	“Eligible Director” means a person who is a director of the Corporation or any Affiliate of the Corporation and who, at the relevant time, is not otherwise an Eligible Employee;

J.	“Eligible Employee” means an employee of the Corporation or any Affiliate of the Corporation including an officer of the Corporation or any Affiliate;

K.

“Entitlement Date” means the date determined by the Board and indicated in the Share Unit grant letter that is no later than December 31 of the third calendar year following the calendar year in which the services corresponding to such Share Unit Award were performed or such other period as may be permitted under paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada) or other applicable provisions thereof, so as to ensure that the Plan is not considered to be a salary deferral arrangement, provided that if a date is not so indicated in the Share Unit grant letter or the date specified is longer than the period permitted pursuant to subsection 248(1) of the Income Tax Act (Canada), the Entitlement Date shall be deemed to be December 31 of the third calendar year following the calendar year in which the services corresponding to such Share Unit Award were performed;

As in effect: May 2016

L.

“Grant Date” means the date that the Share Unit is granted to a Participant under this Plan, provided that such date shall not occur during a Blackout Period, as evidenced by the Share Unit grant letter;

M.

“Insider” means: (i) an insider as defined in the Securities Act (Ontario), as may be amended from time to time, other than a person who is an Insider solely by virtue of being a director or senior officer of an Affiliate; and (ii) an Associate of any person who is an insider by virtue of (i);

N.

“Market Price” at any date in respect of the Shares shall be the five day average of the closing price of the Shares on the TSX ending on the last trading day immediately preceding the date as of which the Market Price is determined. In the event that the Shares are not then listed and posted for trading on the TSX, the Market Price shall be the fair market value of such Shares as determined by the Board in its sole discretion;

O.	“Participant” means each Eligible Director and Eligible Employee to whom Share Units are granted hereunder;

P.	“Plan” means the Corporation’s Amended and Restated Long Term Equity Plan, as same may be amended from time to time;

Q.

“Resignation” means the cessation of board membership or employment (as an officer or employee) of the Participant with the Corporation or an Affiliate, as the case may be, as a result of resignation and, for certainty, not Retirement;

R.

“Retirement” means the Participant ceasing to be an Eligible Director or an Eligible Employee at the election of the Participant after attaining the age of 65 or at such other age as may be (i) specified by the Corporation’s or its Affiliate’s retirement policy then in effect and applicable to the Participant, if any, or (ii) determined by the Board or (in the case of Participants below the Vice President level) the head of the Corporation’s Human Resources group;

S.	“Shares” means the common shares in the capital of the Corporation;

T.

“Share Unit” means a unit credited by means of an entry on the books of the Corporation to a Participant, representing the right to receive on the Participant’s Entitlement Date fully paid Shares, as determined by the Board, from treasury or the Cash Equivalent, in accordance with this Plan;

U.	“Share Unit Award” means an award of Share Units under this Plan to a Participant;

V.	“TSX” means the Toronto Stock Exchange; and

As in effect: May 2016

W.	“U.S. Taxpayer” includes any of the following:

(i) United States citizens;

(ii) United States resident aliens who are lawfully admitted to the U.S. or who satisfy the substantial presence test of Section 7701(b)(1)(A)(ii) of the U.S. Internal Revenue Code; or

(iii) Aliens who are neither United States citizens nor United States residents who work in the United States.

1.2     The headings of all Articles, Sections and paragraphs in this Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of this Plan.

1.3     Whenever the singular or masculine are used in this Plan, the same shall be construed as being the plural or feminine or neuter or vice versa where the context so requires.

1.4     The words “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to this Plan as a whole and not to any particular Article, Section, paragraph or other part hereof.

1.5     Unless otherwise specifically provided, all references to dollar amounts in this Plan are references to lawful money of Canada.

ARTICLE 2

PURPOSE AND ADMINISTRATION OF SHARE UNIT PLAN

2.1     This Plan provides for grants of equity-based long-term incentive awards in the form of Share Units for the purpose of advancing the interests of the Corporation and its Affiliates through the motivation, attraction and retention of Eligible Directors and Eligible Employees. It is intended that this Plan not be treated as a “salary deferral arrangement” as defined by the Income Tax Act (Canada) by reason of paragraph (k) thereof.

2.2     This Plan shall be administered by the Board which, subject to the terms of the Plan, shall have full authority to administer this Plan in its sole discretion, including the authority to interpret and construe any provision of this Plan and to adopt, amend and rescind such rules and regulations for administering this Plan as the Board may deem necessary in order to comply with the requirements of this Plan. All actions taken and all interpretations and determinations made by the Board in good faith shall be final and conclusive and shall be binding on the Participants and the Corporation. No member of the Board shall be personally liable for any action taken or determination or interpretation made in good faith in connection with this Plan and all members of the Board shall, in addition to their rights as directors of the Corporation, be fully protected, indemnified and held harmless by the Corporation with respect to any such action taken or determination or interpretation made in good faith. The officers of the Corporation are hereby authorized and empowered to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of this Plan and of the rules and regulations established for administering this Plan. All costs incurred in connection with this Plan shall be for the account of the Corporation.

As in effect: May 2016

2.3     The Corporation shall maintain a register in which shall be recorded the name and address of each Participant and the number of Share Units granted to each Participant.

2.4     Except as set forth in Section 2.5:

(a)	The Board shall from time to time determine the Eligible Employees and Eligible Directors who may participate in this Plan; and

(b)

The Board shall from time to time determine the Participants to whom Share Units shall be granted and the provisions and restrictions with respect to such grant, all such determinations to be made in accordance with the terms and conditions of this Plan.

The Board, or its delegate pursuant to Section 2.5, may take into consideration the present and potential contributions of and the services rendered by the particular Participant to the success of the Corporation and any other factors which the Board or its delegate deems appropriate and relevant.

2.5     The Chief Executive Officer shall have the authority to authorize grants of Share Units to participants below the Vice President level, provided that (i) any such grants must be reported to the Compensation Committee of the Board at the next meeting of such committee and (ii) any such grants that are inconsistent with the Corporation’s compensation policies applicable to participants below the Vice President level or past compensation practices must be pre-approved by the Chair of the Compensation Committee. The authority delegated to the Chief Executive Officer pursuant to this Section 2.5 may be withdrawn by the Compensation Committee or Board at any time.

2.6	(a)	The aggregate maximum number of Shares that may be issued from treasury in connection with the Plan, subject to adjustment pursuant to Section 5.7, shall not exceed 9,000,000.

(b)

The maximum number of Shares issuable to Insiders, at any time, pursuant to this Plan and any other security based compensation arrangement of the Corporation is 10% of the total number of Shares then outstanding. The maximum number of Shares issued to Insiders, within any one year period, pursuant to this Plan and any other security based compensation arrangement of the Corporation is 10% of the total number of Shares then outstanding. For the purposes of this Section 2.6, the number of Shares then outstanding shall mean the number of Shares outstanding on a non-diluted basis immediately prior to the proposed grant of the applicable Share Unit.

(c)

The maximum number of Share Units that may be granted to any one non- employee director under the Plan, together with any other equity compensation arrangements, within a one year period is limited to the number of Share Units in such one year period having a fair market value at the applicable date of grant which is not greater than $100,000 in the aggregate.

As in effect: May 2016

(d)

The maximum number of Share Units that may be granted to non-employee directors under the Plan, together with any other equity compensation arrangements, is 1% in number of the issued and outstanding Shares of the Corporation.

ARTICLE 3

SHARE UNITS

3.1     This Plan is hereby established for Eligible Directors and Eligible Employees.

3.2     The Board will determine and specify in the grant letter the year of service corresponding to each Share Unit Award. The number of Share Units awarded will be credited to the Participant’s account, effective as of the Grant Date. The Share Units will vest on the Entitlement Date.

3.3     Each Participant will be granted additional Share Units equal to the aggregate amount of dividends that would have been paid to the Participant if the Share Units in the Participant’s account had been Shares, divided by the Market Price of a Share on the date on which dividends were paid by the Corporation; provided that if the dividend is not in accordance with a previously announced dividend policy of the Corporation and such dividend payment occurs during a Blackout Period, the Market Price shall be determined on the trading date immediately following the date the Blackout Period expires. The additional Shares Units will vest on the Participant’s Entitlement Date of the particular Share Unit Award to which the additional Share Units relate.

3.4     A Share Unit Award will entitle the Participant (or, in the case of death, the particular Participant’s legal representative), subject to the Participant’s satisfaction of any conditions, restrictions or limitations imposed under this Plan or Share Unit grant letter, to receive on the Participant’s Entitlement Date a payment in fully paid Shares or, at the option of the Corporation, the Cash Equivalent.

Subject to the foregoing, in the event of:

(i)	the death of the Participant, all Share Units credited to the Participant will vest on the date of the Participant’s death and the Entitlement Date shall occur on such date;

(ii)

the total disability of the Participant, all Share Units credited to the Participant will vest on the earlier of: (i) 60 days following the date on which the Participant is determined to be totally disabled and the Entitlement Date shall occur on such date, and (ii) the Entitlement Date indicated in the grant letter in respect of such Share Units;

(iii)

in the case of an Eligible Employee, the termination without cause of a Participant from all positions with the Corporation and its Affiliates, all Share Units credited to the Participant shall vest on the date of such termination and the Entitlement Date shall occur on such date;

As in effect: May 2016

(iv)

in the case of an Eligible Employee, the Resignation or termination for cause of a Participant from all positions with the Corporation and its Affiliates, or in the case of an Eligible Director, the cessation of membership on all boards of directors of the Corporation and its Affiliates pursuant to either a resolution of such board or the Resignation of the Participant together with the Resignation or termination for cause from all employment positions with the Corporation and its Affiliates, all Share Units credited to the Participant shall terminate and be of no further force or effect on the date of such termination or cessation of board membership.

(v)

in the case of a Participant who is a U.S. Taxpayer and who terminates employment due to Retirement, all Share Units credited to such Participant shall vest on the date of Retirement and the Entitlement Date shall occur on such date.

For greater certainty, other than as described in clause (v) above, there shall be no change to the terms of any Share Units held by a Participant upon Retirement other than as agreed between the Participant and the Board. All of the foregoing shall be subject to (and shall be superseded by) any employment agreement between the Participant and the Corporation or its Affiliates except that no agreement shall extend the Entitlement Date beyond December 31 of the third calendar year following the calendar year in which the services corresponding to such Share Unit Award were performed or such other period as may be permitted under paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada) or other applicable provisions thereof. For greater certainty, all amounts payable to, or in respect of a Participant shall be paid to the Participant or the Participant’s estate on the Entitlement Date except as set out in Section 3.5.

3.5     Subject to Section 4.1, the Corporation will satisfy its payment obligation, net of any applicable taxes and other source deductions required by law to be withheld by the Corporation or its Affiliate, on the Entitlement Date. At the Corporation’s option, the Corporation will issue fully paid Shares from treasury or will deliver the Cash Equivalent, net of such deductions, to the Participant (or in the case of death, the particular Participant’s legal representative).

3.6     For greater certainty, no amount will be paid to, or in respect of, a Participant under this Plan or pursuant to any other arrangement and no additional Share Units will be granted to a Participant to compensate the Participant for any downward fluctuations in the price of a Share following the Grant Date, nor will any other form of benefit be conferred upon, or in respect of, a Participant for such a purpose. The Corporation will not contribute any amounts to a third party or otherwise set aside any amounts to fund the benefits that will be provided under this Plan.

3.7     Each grant of a Share Unit under this Plan shall be evidenced by a Share Unit grant letter to the Participant from the Corporation. Such Share Unit grant letter shall be subject to all applicable terms and conditions of this Plan and may be subject to any other terms and conditions which are not inconsistent with this Plan and which the Board or its delegate pursuant to Section 2.5 deem appropriate for inclusion in a Share Unit grant letter. The provisions of the various Share Unit grant letters issued under this Plan need not be identical.

3.8     Concurrent with the determination to grant Share Units to a Participant, the Board shall determine the Entitlement Date applicable to such Share Units, provided the Board shall have discretion to amend the Entitlement Date after such grant, provided that no amendment shall cause the Entitlement Date to be later than December 31 of the third calendar year following the calendar year in which the services corresponding to such Share Unit Award were performed or such other period as may be permitted under paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the Income Tax Act (Canada) or other applicable provisions thereof.

As in effect: May 2016

3.9     The Board or its delegate pursuant to Section 2.5 shall establish criteria for the grant of Share Units to Eligible Directors and Eligible Employees.

3.10     In the event of a Change of Control, pursuant to the provisions of Section 1.1G(i), (iii), (iv) or (v) (with respect to (v), if the Board has adopted a resolution that a Change of Control has occurred) and the Participant ceases to be an Eligible Director or an Eligible Employee prior to the 12 month anniversary of such Change of Control other than in connection with a termination for cause or Resignation, all Share Units outstanding shall immediately vest and the Entitlement Date shall occur.

3.11     In the event of a Change in Control pursuant to the provisions of Section 1.1G(ii), all Share Units outstanding shall immediately vest and the Entitlement Date shall occur.

ARTICLE 4

WITHHOLDING TAXES

4.1     A Participant shall be solely responsible for all federal, provincial, state and local taxes resulting from his or her participation in the Plan. In this regard, the Corporation or its Affiliates shall be able to deduct from any payments hereunder (whether in the form of Shares or cash) or from any other remuneration otherwise payable to a Participant any taxes that are required to be withheld and remitted or to require the Participant, as a condition to receiving entitlements under the Plan, to make arrangements satisfactory to the Corporation or its Affiliates to enable the Corporation or its Affiliates to satisfy its withholding obligations. Each Participant agrees to indemnify and save the Corporation or its Affiliates harmless from any and all amounts payable or incurred by the Corporation or its Affiliates if it is subsequently determined that any greater amount should have been withheld in respect of taxes or any other statutory withholding.

ARTICLE 5

GENERAL

5.1     This Plan shall be effective upon receiving requisite regulatory and shareholder approvals. This Plan shall remain in effect until it is terminated by the Board.

5.2     The Board in its sole discretion may suspend, terminate or discontinue this Plan at any time without first obtaining shareholder approval, provided that such discontinuance may not in any manner adversely affect the Participant’s rights under any Share Unit granted under this Plan.

As in effect: May 2016

5.3     The Board, subject to receipt of requisite regulatory approval, where required, and without further shareholder approval, in its sole discretion, may make the following amendments to this Plan:

(a)	amendments of a housekeeping nature;

(b)	the addition or a change to the vesting provisions of this Plan;

(c)	a change to the termination provisions of a Share Unit or this Plan;

(d)	amendments to reflect changes to applicable securities laws; and

(e)

amendments to ensure that the Share Units granted under this Plan will comply with any provisions respecting income tax and other laws in force in any country or jurisdiction of which a Participant to whom a Share Unit has been granted may from time to time be resident or a citizen.

The Board shall seek shareholder and regulatory approval for any other amendments to this Plan.

5.4     Except pursuant to a will or by the laws of descent and distribution, no Share Unit and no other right or interest of a Participant is assignable or transferable.

5.5     No holder of any Share Units shall have any rights as a shareholder of the Corporation by virtue of such holder’s ownership of Share Units. Without limitation, subject to Sections 3.3 and 5.7, no holder of any Share Units shall be entitled to receive, and no adjustment shall be made for, any dividends, distributions or any other rights declared for shareholders of the Corporation.

5.6     Nothing in this Plan shall confer on any Eligible Director or Eligible Employee the right to continue as a director of the Corporation or any Affiliate, an officer of the Corporation or any Affiliate or an employee of the Corporation or any Affiliate, as the case may be, or interfere with right to remove such director, officer and/or employee. Nothing contained in this Plan shall confer or be deemed to confer upon any Participant the right to continue in the employment of, or to provide services to, the Corporation or its Affiliates nor to interfere or be deemed to interfere in any way with any right of the Corporation or its Affiliates to discharge any Participant at any time for any reason whatsoever, with or without cause.

5.7     In the event there is any change in the Shares, whether by reason of a stock split, consolidation, subdivision, reclassification or otherwise, the Board may make an appropriate adjustment in the number of Share Units credited to a Participant. If the foregoing adjustment shall result in a fractional Share, the fraction shall be disregarded. Any determinations by the Board as to such required adjustments shall be made in its sole discretion. All such adjustments shall be conclusive, final and binding for all purposes of this Plan.

5.8     In the event that the Corporation becomes the subject of a take-over bid (within the meaning of the Securities Act (Ontario)) pursuant to which 100% of the issued and outstanding Shares are acquired by the offeror either directly or as a subsequent acquisition and where consideration is paid in whole or in part in equity securities of the offeror, the Board may send notice to all holders of Share Units requiring them to surrender their Share Units within 10 days of the mailing of such notice, and the holders of Share Units shall be deemed to have surrendered such Share Units on the 10th day after the mailing of such notice without further formality, provided that:

As in effect: May 2016

(a)	the offeror delivers with such notice an irrevocable and unconditional offer to grant replacement share awards to the holders of Share Units in respect of the securities of such offeror;

(b)

the Board has determined, in good faith, that such replacement share awards have substantially the same economic value as the Share Units being surrendered having regard for the consideration paid by such offeror; and

(c)	the surrender of Share Units and the granting of replacement share awards can be effected on a tax deferred basis under the Income Tax Act (Canada).

5.9     Neither the establishment of the Plan, the crediting of Share Units or the setting aside of any funds by the Corporation shall be deemed to create a trust. Legal and equitable title to any funds set aside for the purposes of the Plan shall remain in the Corporation and no Participant shall have any security or other interest in such funds. Any funds so set aside shall remain subject to the claims of creditors of the Corporation present or future. Amounts payable to any Participant under the Plan shall be a general, unsecured obligation of the Corporation. The right of the Participant to receive payment pursuant to the Plan shall be no greater than the right of other unsecured creditors of the Corporation.

5.10     The Corporation makes no representation or warranty as to the future market value of any Shares or Share Units issued in accordance with the provisions of this Plan.

5.11     If any provision of this Plan or any Share Unit contravenes any law or any order, policy, by-law or regulation of any regulatory body having jurisdiction, then such provision shall be deemed to be amended to the extent necessary to bring such provision into compliance therewith.

5.12     This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

As in effect: May 2016